Exhibit 99.1

Vector Capital Completes Acquisition of Gerber Scientific, Inc.

TOLLAND, Conn.--(BUSINESS WIRE)-- Gerber Scientific, Inc. (NYSE:GRB), a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries, today announced the completion of its acquisition by funds managed by Vector Capital, a global private equity firm specializing in the technology sector, in a transaction valued at approximately $283 million. CITIC Capital Partners, a leading China based private equity firm, will take a minority stake in Gerber Scientific alongside Vector.

On August 18, 2011, Gerber Scientific’s stockholders approved the take-private transaction at a special meeting of the stockholders. Under the terms of the merger agreement, Gerber Scientific stockholders will receive $11.00 per share in cash, plus a non-transferable contractual right to receive additional contingent cash consideration payments if net recoveries are obtained in connection with certain claims for infringement of a Gerber Scientific patent covering “print to cut” technology. Gerber Scientific common stock will be delisted from the New York Stock Exchange.

Simultaneous with the take-private of Gerber, Vector divested Spandex, a Gerber business unit and trade supplier to the sign making and display industries in Europe and Australia, to funds managed by Gilde Buy Out Partners, a European private equity firm. Going forward, Spandex will operate as an independent company.

“We are delighted to be working with Vector Capital to execute on our long-term vision,” said Marc Giles, President and Chief Executive Officer of Gerber Scientific. “We believe Vector Capital and CITIC Capital Partners have the global capabilities, financial resources and industry expertise that will allow us to capitalize on our expansive global infrastructure, dedicated employees and loyal customer base to continue to deliver innovative automation solutions to the markets we serve.”

Giles added, “The sale of Spandex is part of our overall strategy to concentrate on our technology-intensive, global businesses, namely, Gerber Technology, which serves the apparel and industrial markets, and Gerber Scientific Products, a major player in the sign making and specialty graphics business. Spandex will continue to serve as a distributor for Gerber Scientific Products in Europe.”

Amish Mehta, a Partner at Vector commented, “We are excited to partner with Gerber Scientific’s talented team to deliver cutting-edge products and services to its global customer base. We believe Gerber Scientific is well positioned to capitalize on growth opportunities globally. We are committed to assisting Gerber in accelerating its growth in the Apparel and Industrial market segment, both organically and through acquisitions.”

Gerber Scientific’s Board of Directors was advised by Cravath Swaine & Moore and RA Capital Advisors. Davis Polk & Wardwell served as a legal advisor to Vector.

About Gerber Scientific

Gerber Scientific, Inc. is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries. Headquartered in Tolland, Connecticut, the Company operates through Gerber Scientific Products and Gerber Technology. For more information about each, please visit www.gerbertechnology.com and www.gerberscientific.com.

About Spandex

Spandex is one of the world´s leading trade suppliers to the sign making and display industries. The company is specialized in marketing, sales, distribution and support of sign making equipment and materials, digital printing solutions as well as sign- and directory systems. Representing the leading brands in the industry, Spandex serves a vast number of customers that rely on Spandex’ broad range of solutions, professional advice and service as well as customized solutions. For more information, please visit www.spandex.com.

About Vector Capital

With over $2 billion of capital, Vector Capital is a leading global private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are Aladdin Knowledge Systems, Certara, Corel, LANDesk, Precise Software, Printronix, RAE Systems, Register.com, SafeNet, Savi Technology, Trafficmaster, WatchGuard Technologies, and WinZip. For more information, please visit www.vectorcapital.com.

About CITIC Capital Partners

CITIC Capital Partners (CCP) is the private equity arm of CITIC Capital Holdings Limited (CITIC Capital), an alternative investment management and advisory company primarily based in China. CCP has more than $2.2 billion under management and invests globally in companies which are capitalizing upon the growth and productive resources of the Chinese economy through its China, Japan and the U.S. offices. Together with its Real Estate, Structured Investment & Finance and Asset Management businesses, CITIC Capital manages over $3.8 billion of capital from a diverse group of international and domestic investors. For more information, please visit www.citiccapital.com.

Forward-looking Statements

Any statements in this news release not relating to historical matters are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “will,” “could,” “should,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects,” and similar expressions, may identify such forward-looking statements. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company’s expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the SEC, including but not limited to, the information included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, which outlines certain important risks regarding the Company’s forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates. Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

Contacts

Gerber Scientific
Michael Elia, 860-870-2890
Chief Financial Officer
Debbie Marconi, 860-896-2068
Director of Global Marketing Communications
debbie.marconi@gerbertechnology.com
or
Vector Capital
Keren Ackerman, 415-293-5102
Director of Investor Relations
kackerman@vectorcapital.com

Source: Vector Capital